EXHIBIT 99.2

August 23, 2024

The Board of Directors of

Forza X1, Inc.

3101 S. US-1 Ft.

Pierce, Florida

Re: Registration Statement on Form S-4 of Twin Vee PowerCats Co.

Members of the Board:

Reference is made to our opinion letter, dated August 7, 2024, with respect to the fairness, from a financial point of view, to Forza X1, Inc.’s (“Forza”) shareholders, of a potential business combination transaction (the “Transaction” and/or “Merger”, as defined in our opinion letter) with Twin Vee Merger Sub, Inc.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Forza in connection with its consideration of the Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Twin Vee PowerCats, Co. has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion included as Annex C-2 to the proxy statement/prospectus/information statement included in the Registration Statement and to the references to our firm name and opinion under the captions “Overview of the Merger Agreement and Agreements Related to the Merger Agreement,” “the merger,” and “Opinion of Financial Advisor to the Forza Board of Directors,” in such proxy statement/prospectus/information statement.

In giving our consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

InteleK Business Valuations & Advisory, Pty Ltd.

Mikhail Munenzon